Amended and Restated Schedule A

Dated July 17, 2017

to the

Expense Limitation/Reimbursement Agreement dated January 25, 2011, between

Equinox Funds Trust And Equinox Funds Management, LLC, as Assigned pursuant to the Transfer and Assumption Agreement dated August 21, 2015, between Equinox Fund Management, LLC and Equinox Institutional Asset Management, LP

Funds	Contractual Limit on Total Operating Expenses	Effective Date	Termination Date

Equinox Chesapeake Strategy Fund	1.85%	Commencement of Operations	January 31, 2018

Equinox Crabel Strategy Fund	1.10%	Commencement of Operations	January 31, 2018
	2.00%	January 31, 2018	January 31, 2027

Equinox Campbell Strategy Fund	1.10%	Commencement of Operations	May 19, 2013
	0.90%	May 20, 2013	January 31, 2018

Equinox BH-DG Strategy Fund	1.10%	Commencement of Operations	January 31, 2018
	2.00%	January 31, 2018	January 31, 2027

Equinox Systematica Macro Fund (formerly Equinox BlueCrest Systematic Macro Fund)	0.79%	Commencement of Operations	July 31, 2018

This Amended and Restated Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP

By: /s/ Robert J. Enck
Name: Robert J. Enck
Title: President

EQUINOX FUNDS TRUST, on behalf of each Fund

By: /s/ Robert J. Enck
Name: Robert J. Enck
Title: President

Signature Page – Amended and Restated Schedule A to Expense Limitation Agreement